Exhibit 2

                           INDEMNIFICATION AGREEMENT


          INDEMNIFICATION AGREEMENT, dated as of June 16, 2002 (this "Agreement"), among Proxim Corporation, a Delaware corporation (together with its successors, the "Company"), Ripplewood Partners, L.P., a Delaware limited partnership (together with its successors, permitted assigns and affiliates, "Partners"), Ripplewood Co-Investment Fund I, L.L.C., a Delaware limited liability company (together with its successors, permitted assigns and affiliates, "Co-Investment") and Ripplewood Investments L.L.C. (formerly known as Ripplewood Holdings, L.L.C.), a Delaware limited liability company (together with its successors, permitted assigns and affiliates, "Investments," and together with Partners and Co-Investment, the "Investors").

                             W I T N E S S E T H :
                              - - - - - - - - - -


          WHEREAS, the Company proposes to enter into an Asset Purchase Agreement (as amended, supplemented otherwise modified from time to time, the "Asset Purchase Agreement") between the Company and Agere Systems Inc., a Delaware corporation ("Agere"), pursuant to which, among other things, upon the terms and subject to the conditions set forth therein, Agere will sell to the Company and the Company will purchase from Agere all of the right, title and interest in, to and under certain assets, properties and rights used or held for us by Agere primarily in the operation or conduct of the ORiNOCO business (the "Asset Purchase");

          WHEREAS, in connection with the Asset Purchase and as a condition to closing the Asset Purchase Agreement, the Company will execute certain agreements with one or more financial investors pursuant to which such financial investors will purchase convertible preferred stock of the Company, warrants to purchase common stock of the Company and/or subordinate debt convertible into preferred stock of the Company (the "Financing");

          WHEREAS, concurrently with the execution of the Asset Purchase Agreement and as a condition and inducement to Agere's willingness to enter into the Asset Purchase Agreement with Agere, each of the Investors has agreed to enter into a Voting Agreement to approve the Financing (each as amended, supplemented otherwise modified from time to time, a "Voting Agreement," and collectively, the "Voting Agreements"); and

          WHEREAS, concurrently with the execution of the Voting Agreements and as a condition and inducement to the Investors' willingness to enter into the Voting Agreements, the Company has agreed to indemnify each of the Investors and certain other persons pursuant to the terms set forth herein.

          NOW, THEREFORE, in consideration of the mutual agreements and understandings set forth herein, the parties hereto hereby agree as follows:

          Section 1     Indemnification.


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          (a) The Company shall indemnify and hold harmless (x) each of the
Investors and each of its Affiliates (as defined below) and any controlling person of any of the foregoing, (y) each of the foregoing's respective directors, officers, employees and agents and (z) each of the heirs, executors, successors and assigns of any of the foregoing from and against any and all damages, claims, losses, expenses, costs, obligations and Liabilities (as defined below) including, without limiting the generality of the foregoing, Liabilities for all reasonable attorneys' fees and expenses (including attorney and expert fees and expenses incurred to enforce the terms of this Agreement) (collectively, "Losses and Expenses") suffered or incurred by any such indemnified person or entity to the extent arising from, relating to or otherwise in respect of, any governmental or other third party claim against such indemnified person that arises from, relates to or is otherwise in respect of the execution, delivery or performance of the Asset Purchase Agreement or the Voting Agreements or the consummation or proposed consummation of the Asset Purchase and the transactions related thereto or arising therefrom, including, without limitation, any Losses and Expenses arising from or under any federal, state or other securities law, but excluding any Losses and Expenses in respect of any breach by such Investor of the Voting Agreement to which such Investor is a party. The indemnification provided by the Company pursuant to this Section 1 is separate from and in addition to any other indemnification by the Company to which the indemnified person may be entitled.

          (b) With respect to third-party claims, all claims for indemnification by an indemnified person (an "Indemnified Party") hereunder shall be asserted and resolved as set forth in this Section 1. In the event that any written claim or demand for which the Company would be liable to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party, such Indemnified Party shall promptly notify the Company in writing of such claim or demand (the "Claim Notice"), provided that the failure to promptly provide a Claim Notice will not affect an Indemnified Party's right to indemnification except to the extent such failure materially prejudices the Company. The Company shall have twenty (20) days from the date of receipt of the Claim Notice (the "Notice Period") to notify the Indemnified Party (i) whether or not the Company disputes the liability of the Company to the Indemnified Party hereunder with respect to such claim or demand and (ii) whether or not it desires to defend the Indemnified Party against such claim or demand. All costs and expenses incurred by the Company in defending such claim or demand shall be a liability of, and shall be paid by, the Company. Except as hereinafter provided, in the event that the Company notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such claim or demand, the Company shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense; provided, however, that (A) if the Indemnified Party reasonably determines that there may be a conflict between the positions of the Company and of the Indemnified Party in conducting the defense of such claim or that there may be legal defenses available to such Indemnified Party different from or in addition to those available to the Company, then counsel for the Indemnified Party shall be entitled to conduct the defense at the expense of the Company to the extent reasonably determined by such counsel to be necessary to protect the interests of the Indemnified Party and (B) in any event, the Indemnified Party shall be entitled at its cost and expense to have counsel chosen by such Indemnified Party participate in, but not conduct, the defense. The Indemnified Party shall not settle a claim or demand without the consent of the Company. The Company shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any such claim or demand on a basis which would


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result in the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of the Indemnified Party or any Affiliate thereof or if such settlement or compromise does not include an unconditional release of the Indemnified Party for any liability arising out of such claim or demand. If the Company elects not to defend the Indemnified Party against such claim or demand, whether by not giving the Indemnified Party timely notice as provided above or otherwise, then the amount of any such claim or demand or, if the same be contested by the Indemnified Party, that portion thereof as to which such defense is unsuccessful (and the reasonable costs and expenses pertaining to such defense) shall be the liability of the Company hereunder. The Indemnified Party and Company shall each render to each other such assistance as may reasonably be requested in order to insure the proper and adequate defense of any such claim or proceeding.

          (c) If the indemnification provided for in this Section 1 is unavailable or insufficient to hold harmless an Indemnified Party under this
Section 1, then the Company, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of the Losses and Expenses referred to in this Section 1: (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Indemnified Party from the matter giving rise to indemnification hereunder or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and the Indemnified Party in connection with the matter that resulted in such Losses and Expenses, as well as any other relevant equitable considerations. Relative fault shall be determined by reference to, among other things, the parties' relative intent, knowledge, access to information and opportunity to correct or prevent the matter giving rise to such Losses and Expenses.

          (d) The parties agree that it would not be just and equitable if contributions pursuant to Section 1(c) were to be determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in the first sentence of
Section 1(c). The amount paid by any Indemnified Party as a result of the losses, claims, damages or liabilities, or actions in respect thereof, referred to in the first sentence of Section 1(c) shall be deemed to include any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigation, preparing to defend or defending against any claim which is the subject of this Section 1.

          (e) For purposes of this Agreement, "Affiliate" shall mean, with respect to any person, any other person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such person. For purposes of the foregoing sentence, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any person, means the direct or indirect possession of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by contract or otherwise.

          (f) For purposes of this Agreement, "Liabilities" means, as to any person or entity, all debts, liabilities and obligations, direct, indirect, absolute or contingent of such person or entity, whether accrued, vested or otherwise, whether known or unknown and whether or not


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actually reflected, or required by generally accepted accounting principles to be reflected, in such person or entity's balance sheets or other books and records.

          Section 2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given, if delivered personally, by telecopier or sent by overnight courier as follows:

               (a)  if to Company, to:

                    Proxim Corporation
                    935 Stewart Drive
                    Sunnyvale, California 94085
                    Attention:  Chief Financial Officer
                    Fax No.:  (408) 731-3675

                    with a copy to:

                    Simpson Thacher & Bartlett
                    10 Universal City Plaza, Suite 1850
                    Los Angeles, California 91608
                    Attention:  Daniel Clivner
                    Fax No.:  (818) 755-7009

               (b)  if to any of the Investors, to:

                    Ripplewood Investments L.L.C.
                    One Rockefeller Plaza
                    New York, New York  10020
                    Attention:  Jeffrey M. Hendren
                    Fax No.:  (212) 582-4110

                    with a copy to:

                    Simpson Thacher & Bartlett
                    425 Lexington Avenue
                    New York, NY 10017
                    Attention: Charles I. Cogut
                    Facsimile No.: (212) 455-2502

                    and:

                    Cravath, Swaine & Moore
                    825 Eighth Avenue
                    New York, NY 10019-7475
                    Attention:  Thomas Dunn
                    Facsimile No.: (212) 474-3700


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or to such other address or addresses as shall be designated in writing. All notices shall be effective when received.

          Section 3 Entire Agreement; Amendment. This Agreement sets forth the entire agreement between the parties hereto with respect to the matters subject to this Agreement. Any provision of this Agreement may be amended or modified in whole or in part at any time by an agreement in writing between the parties hereto executed in the same manner as this Agreement. No failure on the part of any party to exercise, and no delay in exercising, any right shall operate as a waiver thereof nor shall any single or partial exercise by any party of any right preclude any other or future exercise thereof or the exercise of any other right.

          Section 4 Severability. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

          Section 5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same document.

          Section 6 Governing Law; Jurisdiction; Waiver of Jury. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed in the State of Delaware. Each party hereby submits to the exclusive jurisdiction of the Court of Chancery or other courts of the State of Delaware in any matter based upon or arising out of this Agreement or the matters contemplated herein. The parties hereto waive all right to trial by jury in any action, suit or proceeding brought to enforce or defend any rights or remedies under this Agreement.

          Section 7 Successors and Assigns; Third Party Beneficiaries. The provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto. Each of the indemnified persons described in Section 1 hereto shall be deemed third party beneficiaries of this Agreement and shall be entitled to the benefit of, and to enforce, its terms.

          Section 8 Headings and Captions. The section headings and captions contained in this Agreement are for reference purposes only, are not part of this Agreement and shall not affect the meaning or interpretation of this Agreement.


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         IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto, all as of the date first above written.



                                        PROXIM CORPORATION


                                        By:  /s/ David C. King
                                             --------------------------------
                                             Name:  David C. King
                                             Title: President and COO


                                        RIPPLEWOOD PARTNERS, L.P.

                                        By:  Ripplewood Investments L.L.C.,
                                             its general partner


                                        By:  /s/ Timothy C. Collins
                                             --------------------------------
                                             Name:  Timothy C. Collins
                                             Title: Chief Executive Officer


                                        RIPPLEWOOD CO-INVESTMENT FUND I, L.L.C.

                                        By:  Ripplewood Investments L.L.C.,
                                             its general partner


                                        By:  /s/ Timothy C. Collins
                                             --------------------------------
                                             Name:  Timothy C. Collins
                                             Title: Chief Executive Officer


                                        RIPPLEWOOD INVESTMENTS L.L.C.


                                        By:  /s/ Timothy C. Collins
                                             --------------------------------
                                             Name:  Timothy C. Collins
                                             Title: Chief Executive Officer